Exhibit 16.1

April 12, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated April 10, 2024, of PagerDuty, Inc., and are in agreement with the statements contained in paragraphs two through four under (a) Dismissal of Independent Registered Public Accounting Firm therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP